As filed with the Securities and Exchange Commission on July 31, 2002

Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL BEVERAGE CORP.

(Exact name of registrant as specified in its charter)

Delaware	59-2605822

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North University Drive, Fort Lauderdale, Florida	33324

(Address of Principal Executive Offices)	(Zip Code)

National Beverage Corp. 1991 Ominibus Incentive Plan
National Beverage Corp. Special Stock Option Plan
National Beverage Corp. Key Employee Equity Partnership Program

(Full Title of the Plans)

Nick A. Caporella
Chairman and Chief Executive Officer
National Beverage Corp.
One North University Drive
Fort Lauderdale, Florida 33324

(Name and address of agent for service)

(954) 581-0922

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of	Amount to	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	be Registered (4)	Share (5)	Price (5)	Registration Fee

Common Stock, par value $.01 per share (1)	600,000 shares	$13.25	$7,950,000	$737

Common Stock, par value $.01 per share (2)	100,000 shares	$13.25	$1,325,000	$122

Common Stock, par value $.01 per share (3)	50,000 shares	$13.25	$662,500	$61

Total	750,000 shares	$13.25	$9,937,500	$914

     (Footnotes on following page)

(1)	Represents 600,000 of the 2,000,000 shares issuable upon the exercise of options granted and/or to be granted under the National Beverage Corp. 1991 Omnibus Incentive Plan.
(2)	Represents 100,000 of the 500,000 shares issuable upon the exercise of options granted and/or to be granted under the National Beverage Corp. Special Stock Option Plan.
(3)	Represents 50,000 of the 100,000 shares issuable upon the exercise of options granted and/or to be granted under the National Beverage Corp. Key Employee Equity Partnership Program.

(4)	This Registration Statement also covers an indeterminate amount of securities to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar transactions, pursuant to Rule 416 under the Securities Act of 1933, as amended.

(5)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, and are based on the average of the high and low selling prices per share of the Registrant’s Common Stock as reported on the American Stock Exchange on July 29, 2002.

REGISTRATION STATEMENT ON FORM S-8

     This Registration Statement on Form S-8 is filed solely for the purposes of registering additional shares of common stock issuable under our 1991 Omnibus Incentive Plan (the “1991 Plan”), our Special Stock Option Plan (the “Special Option Plan”) and our Key Employee Equity Partnership Program (the “Key Employee Plan”). We previously filed with the Securities and Exchange Commission (the “Commission”) two Registration Statements on Form S-8 on August 1, 1995 (File No. 33-95308) and on September 19, 1996 (File No. 333-12341) in order to register shares of common stock issuable under the 1991 Plan. We previously filed with the Commission two Registration Statements on Form S-8 on August 1, 1995 (File No.33-95308) and on August 16, 1999 (File No. 333-85275) in order to register shares of common stock issuable under the Special Option Plan. We previously filed with the Commission a Registration Statement on Form S-8 on August 16, 1999 (File No. 333-85277) in order to register shares of common stock issuable under the Key Employee Plan. The contents of such earlier Registration Statements are incorporated herein by reference.

Item 8. Exhibits.

     The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description

5.1	Opinion of Akerman, Senterfitt & Eidson, P.A.

23.1	Consent of Akerman, Senterfitt & Eidson, P.A. (contained in Exhibit 5.1)

23.2	Consent of Pricewaterhouse Coopers LLP

24	Powers of Attorney (included as part of the signature page hereto)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, and the State of Florida, this 29th day of July, 2002.

NATIONAL BEVERAGE CORP.

By: /s/ Dean A McCoy

Dean A. McCoy Senior Vice President and Controller

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nick A. Caporella and Joseph G. Caporella, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ DEAN A. MCCOY DEAN A. MCCOY	Senior Vice President and Controller (principal accounting officer)	July 29, 2002

/s/ NICK A. CAPORELLA NICK A. CAPORELLA	President and Chief Executive Officer and Chairman of the Board, (principal executive and financial officer)	July 29, 2002

/s/ JOSEPH G. CAPORELLA JOSEPH G. CAPORELLA	Executive Vice President and Secretary	July 29, 2002

/s/ SAMUEL C. HATHORN, JR. SAMUEL C. HATHORN, JR	Director	July 29, 2002

/s/ S. LEE KLING S. LEE KLING	Director	July 29, 2002

/s/ JOSEPH P. KLOCK, JR. JOSEPH P. KLOCK, JR	Director	July 29, 2002

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Akerman, Senterfitt & Eidson, P.A.

23.1	Consent of Akerman, Senterfitt & Eidson, P.A. (contained in Exhibit 5.1)

23.2	Consent of Pricewaterhouse Coopers LLP

24	Powers of Attorney (included as part of the signature page hereto)